Exhibit 10.17

[HAWAIIAN HOLDINGS, INC. LETTERHEAD]

May     , 2008

[NAME & ADDRESS]

Dear [NAME]:

Pursuant to the Hawaiian Holdings, Inc. 2005 Stock Incentive Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you the right to receive                      shares of Common Stock, par value $0.01 (the “Deferred Shares” or the “Award”), subject to the conditions described in this letter.

The Deferred Shares are not actual shares of Common Stock, but a promise to deliver actual shares in the future and are credited to an unfunded bookkeeping account maintained by the Company.  The Deferred Shares are subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this letter and the terms of the Plan, the terms of the Plan will control.  Unless otherwise indicated, all capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued service as a director of the Company, the Deferred Shares shall vest as follows:

•                  On May 20, 2009, one-third of the Award ([          ] shares) will vest;

•                  On May 20, 2010, an additional one-third of the Award ([          ] shares) will vest; and

•                  On May 20, 2011, the final one-third of the Award ([          ] shares) will vest.

Additionally, provided that you continue to provide service to the Company as a director through the date that a “Change in Control” (as such term is defined below in Exhibit A) of the Company occurs, the entire unvested portion of your Award shall immediately vest in full.

The vested portion of your Award will be delivered to you on the applicable “Payment Date,” as defined below.

Any dividends paid on the stock underlying the Deferred Shares, whether in stock or in cash, shall be credited to additional Deferred Shares, which will be subject to the same conditions as the Deferred Shares.

Payment of any portion of your Award will be made within 90 days of the first to occur of the following:  (a) May 20, 2011; (b) the date of your death; (c) the date on which you suffer a “Disability” (as such term is defined below in Exhibit A); or (d) Change in Control of the Company (as applicable, the “Payment Date”).  The payment of the Award on the applicable Payment Date will be made in certificates for the shares of Common Stock underlying your Award.

You may elect to personally satisfy any tax withholding that may be due with respect to delivery of the Deferred Shares, provided that you (or your beneficiary or estate, if applicable) must give written notice to the Company of such election on or prior to September 1, 2010.  If no such election has been made, then you will be entitled to receive a number of shares net of any required tax withholding.  In either such case, the Company will issue certificates for the shares of Common Stock, as promptly as possible after satisfaction of the required tax withholding.  Additionally, on each vesting date, you must make arrangements with the Company to satisfy any applicable employment taxes that may be due upon the vesting of the Award.

Except as set forth above, you will have no shareholder rights with respect to the Deferred Shares until the applicable Payment Date.  The Company may impose any conditions on the Deferred Shares as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental  authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan.  The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or its Subsidiaries or interfere in any way with the right of the Company or its Subsidiaries to terminate your service at any time.

You should sign and return a copy of this letter to Hoyt Zia, the Company’s General Counsel.  Your acknowledgement must be returned within ninety (90) days, otherwise, the Award will lapse and become null and void.

Very truly yours,

HAWAIIAN HOLDINGS, INC.

By:

ACKNOWLEDGED AND ACCEPTED

Dated:

Enclosure (Copy of Plan)

Exhibit A

I.                                         “Change in Control” shall mean:

A.                                   the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (a) any acquisition, directly or indirectly by or from the Company or any subsidiary of the Company, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, (b) any acquisition by any corporation if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding common stock of the Company (“Common Stock”) and the Voting Securities in substantially the same proportions, respectively, as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities, or (c) any acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) which, in the reasonable determination of the Board (excluding members of the Board appointed by reason of such acquisition), does not represent a Change in Control; or

B.                                     the occurrence of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation 50% or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Stock and Voting Securities; or

C.                                     the occurrence of (a) a complete liquidation or substantial dissolution of the Company, or (b) the sale or other disposition of all or substantially all of the assets of the Company, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by the Company or to a holding company of which the Company is a direct or indirect wholly owned subsidiary prior to such transaction; or

D.                                    during any period of twelve (12) consecutive months, the individuals at the beginning of any such period who constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement with the Company or other person or entity to effect a transaction described above) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

II.                                     “Disability” shall mean you are either (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment, which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan maintained by the Company.